18 January 2016

Yvonne Zheng
Unit 49
6188 Birch St
Richmond, BC
V6Y 0A1

Dear Yvonne:

Re: Offer of Employment

We are pleased to offer you employment with Viscount Systems, Inc. on the following terms and conditions:

1.

Position and Duties: You will be employed by Viscount Systems, Inc. in the position of Corporate Controller and Principal Financial Officer. As Principal Financial Officer, it will be your responsibility to certify Canadian and US filings for Accounting Accuracy. You will start on 18 January 2016 and continue until terminated as set out below.

Your responsibilities will include those duties described in the attached job description, and such duties and responsibilities as Viscount Systems, Inc. may assign to you from time to time (the "Services"). You agree to fulfill all the Services in good faith and to act at all times in the best interests of Viscount Systems, Inc.

You will report to the CEO/President until and if ever a CFO is hired.

2.

Hours of Work: You agree to devote the time and effort necessary to properly and fully perform the Services in a competent and efficient manner. This Agreement will cover all hours worked with a minimum of 40 hours required per work week (Sunday to Saturday).

As you will be employed in a managerial capacity, you will not be entitled to overtime pay.

4585 Tillicum Street		Page 1
Burnaby, British Columbia V5J 5K9
Canada	Confidential

You may be required to work on a statutory holiday. In this event, we ask that you take one paid day off within six months from the statutory holiday (a "Lieu Day"). Lieu Days must be scheduled in writing with your manager. Lieu Days not used within the six-month period or outstanding at the end of your employment shall be forfeited.

You will be working at our Burnaby Office.

Your work hours will be 9:00 am to 5:30 pm with an unpaid half-hour for lunch, unless other arrangements have been made and agreed to in writing.

3.	Salary: You will be paid an annual salary of $95,000.00 which will be recomputed into our bi-weekly pay periods, less statutory deductions and withholdings.

4.

Bonus Program: Within 30 days of your hire, you and your supervisor will establish short and annual goals which will allow you to earn from 0-20% of your base salary in extra compensation. As the Company's Controller, those goals will be based on deliverables, management reporting programs, establishing financial controls and meeting important financial deadlines, rather than revenue or profit goals.

5.

Probationary Period: Your first 90 days shall be a Probationary period, where your skills, fitness for the position, attendance, and work output will be evaluated by your supervisor, and your employment may be terminated without notice at any time during that period. Near the end of that period, you shall have a review with your Supervisor, and a salary adjustment and title change may be made, should your performance reflect that.

6.

Benefits: Effective Jan 18 2016, you will be eligible and required to participate in the Viscount Systems, Inc. Employee Benefit Plan, which may be altered from time to time at the sole discretion of Viscount Systems, Inc. The employee paid portion of the plan is the premium for Life Insurance, Accidental Death & Dismemberment, and Long Term Disability Insurance. Where any benefit is provided through an insured plan, the liability of Viscount Systems, Inc. will be limited to paying its share of the applicable premium. Employee premiums will be deducted from your regular pay cheque. Initials_____

7.

Additional Benefits: The Company will reimburse you annually for CGA membership fees, Professional Development courses up to $5,000 per year, and any approved Finance or H R conferences that are relevant to the business.

4585 Tillicum Street		Page 2
Burnaby, British Columbia V5J 5K9
Canada	Confidential

8.

Vacations and leaves: After one year of service you will be entitled to three weeks (15 days) of vacation within each calendar year, pro-rated for any partial year of employment, to be scheduled by mutual agreement. Vacation Days must be used during the year in which they are earned and cannot be banked, rolled-over or paid out.

9.

Expenses: With prior written approval, Viscount Systems, Inc. will reimburse you for all reasonable out-of-pocket expenses incurred furthering the Company's business from time-to-time. You will be reimbursed and must account for such expense in accordance with the policy or direction of Viscount Systems, Inc.

10.	Stock Options:

a.

Initial Grant. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase an additional 200,000 shares of the Company's Common Stock ("Shares") with an exercise price equal to the fair market value on the date of the grant. These option shares will be fully vest at issuance and are valid for a period of two (2) years unless extended in writing. The option will be an incentive stock option to the maximum extent allowed by the tax code and will be subject to the terms of the Company's Employee Stock Option Plan dated Jan. 3, 2003 and the Stock Option Agreement between you and the Company.

b.

Subsequent Option Grants. Subject to the discretion of the Company's Board of Directors, you may be eligible to receive additional grants of stock options or purchase rights from time to time in the future, on such terms and subject to such conditions as the Board of Directors shall determine as of the date of any such grant.

11.

Work Product: All information, production method, or other product generated either in whole or in part by you during the term of this Agreement shall remain the sole property of Viscount Systems, Inc.

12.	Company Property:

a.

General Property: Within 24 hours of the end of your employment you will be required to provide Viscount Systems, Inc. with all Company property in your possession, including but not limited to customer information, contracts, company manuals, reports and documentation whether printed, or electronic, equipment whether broken or not, samples, office supplies, computers, mobile phones, and vehicles and keys. Initials____

4585 Tillicum Street		Page 3
Burnaby, British Columbia V5J 5K9
Canada	Confidential

b.

Computer: You will be provided with a company computer or laptop. The computer is only to be used for business purposes. Viscount Systems, Inc. reserves the right to monitor all electronic files, including email residing on, or sent from the computer at any time without notice. Personal items are not permitted to be viewed or stored on the computer at any time. All repairs, installations and upgrades must be performed by Viscount Systems, Inc. The computer is the property of Viscount Systems, Inc. and must be returned immediately at the end of your employment. If you fail to return the computer at the end of your employment, Viscount Systems, Inc. will charge you for the replacement of those items. Initials____

13.	Termination of Employment: Your employment may be terminated, without further obligation or liability, in accordance with one of the provisions below:

a.	You may resign from your employment by providing at least two weeks' of written notice of resignation;

b.	Viscount Systems, Inc. may decide to terminate your employment at any time without notice or payment of any kind for cause;

c.

Viscount Systems, Inc. may terminate your employment at any time without cause by providing you with the minimum amount of notice of termination or pay in lieu of notice required by the B.C. Employment Standards Act. Such notice or pay in lieu of notice, or the combination of the two, will be full and adequate compensation to you with respect to the termination of your employment.

14.

Confidentiality: During the course of your employment and any time thereafter you agree to keep all information that is confidential to Viscount Systems, Inc. confidential. Confidential information includes, but is not limited to, trade secrets, production methods, know-how, marketing plans and techniques, strategic plans, cost figures, all client or customer information (including without limitation their names, preferences, financial information, physical and email addresses and contact numbers), and all operational procedures. In the event of a breach, threatened breach or attempted breach of your duty of confidentiality, Viscount Systems, Inc. will be entitled to an injunction restraining you from such breach and/or any other remedies available at law or equity for such breach or threatened breach.

15.

Confidential Information and Invention Assignment Agreement: Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company's Confidential Information and Invention Assignment Agreement, which is attached for your review and execution (the "Confidentiality Agreement"), prior to your Start Date.

4585 Tillicum Street		Page 4
Burnaby, British Columbia V5J 5K9
Canada	Confidential

16.

Collection and Use of Personal Information: You acknowledge that Viscount Systems, Inc. will collect, use and disclose personal information about you for employment and business related purposes. You consent to Viscount Systems, Inc. collecting, using and disclosing personal information about you, where reasonably necessary for security, employment and business purposes in accordance with applicable legislation and Viscount Systems Inc.'s Privacy Policy.

17.

Entire Agreement: This Agreement constitutes the entire agreement between you and Viscount Systems, Inc. with respect to the terms of your employment. This letter supersedes all prior agreements between you and Viscount Systems, Inc.

18.	Governing Law: This Agreement and its application and interpretation will be governed exclusively by the laws of British Columbia, and the laws of Canada applicable in British Columbia.

19.	Independent Legal Advice: You acknowledge that you have had the opportunity to obtain independent legal advice regarding this Agreement.

We are delighted to be able to extend you this offer and forward to working with you. You can accept this offer by signing a copy of this letter and returning it to me by 5:00PM Jan 18 2016. I hope that you decide to join us. If you have any questions please speak with me directly.

This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Very Respectfully,

/s/ Scott Sieracki

Scott Sieracki,
Chief Executive Officer
Viscount Systems, Inc.

4585 Tillicum Street		Page 5
Burnaby, British Columbia V5J 5K9
Canada	Confidential

Attachments (4): Job Description

Confidential Information and Invention Assignment Agreement Travel Policy Manual
Ethics Policy manual

By signing below the employee indicates their acceptance of and agreement to the contents of this letter and any attachments.

Name:          Yvonne Zheng

Signature:   /s/ Yvonne Zheng
Date:            January 18, 2016

4585 Tillicum Street		Page 6
Burnaby, British Columbia V5J 5K9
Canada	Confidential